EXHIBIT 23.1


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
          ___________________________________________________

We hereby consent to the incorporation by reference in this Registration Statement on Form S 8 of our report dated July 27, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of NIKE, Inc., which is incorporated by reference in NIKE, Inc.'s Annual Report on Form 10 K for the year ended May 31, 2005. We also consent to the incorporation by reference of our report dated July 27, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10 K.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Portland, Oregon
April 18, 2006